Exhibit 19.1

SECURITIES TRADING POLICY

During the course of your service at ChampionX Corporation (together with its direct and indirect subsidiaries, “ChampionX” or the “Company”), you may become aware of “material nonpublic information.” This Policy confirms procedures that employees, officers and directors of ChampionX must follow with regard to such information and establishes requirements applicable to trading in ChampionX securities.

Prohibition Against Trading on and Tipping of Material Nonpublic Information

United States securities laws prohibit you from trading in ChampionX securities when you have material nonpublic information about the Company (known as “insider trading”) or tipping material nonpublic information about the Company to others who might trade on the information. Accordingly, the Company’s policy is that no one with knowledge of material nonpublic information regarding the Company may:

•purchase, sell or otherwise transact in any Company securities,

•make gifts, charitable donations or other contributions of Company securities,

•disclose such material nonpublic information to anyone, even within the Company, other than as necessary in the conduct of Company business, or

•advise, recommend or suggest to anyone that they purchase, sell, hold or otherwise transact in any Company securities.

Furthermore, if you are aware of material nonpublic information about another company (such as a supplier or customer) or you learn that ChampionX is planning a major transaction with another company (such as an acquisition), then you should not trade in the securities of the other company until such information has been made public.

These restrictions apply to all employees, officers and directors of ChampionX, their immediate family members and others who live in their homes. They also apply to any trust, partnership, or other entity in which the employee, officer or director, their immediate family members, or others living in their homes, has or shares control.

Definitions of Trading on and Tipping of Material Nonpublic Information

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Exhibit 19.1
“Trading” is any transaction related to buying or selling securities. This includes buying or selling stock, selling stock received from the exercise of stock options or other equity-based awards (even if the sale is only to pay the exercise price or taxes), reallocating positions into or out of ChampionX stock in any investment account, including, if applicable, within a 401(k) account, or trading interests

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in such securities (puts, calls, options, etc.). This also includes buying or selling in accounts you control, including spousal accounts, custodial accounts, trusts, etc. Trading also includes gifting, charitable donations and other contributions. Trading does not include the exercise of options or other equity-based awards where you do not sell any stock in the open market.

“Tipping” means directly or indirectly disclosing material nonpublic information to any other person, including family members and relatives.

“Material” information is difficult to describe exhaustively, but you should assume that any information, positive or negative, that is likely to be considered important by an investor in determining whether to buy, sell or hold ChampionX securities, or that would significantly alter the “total mix” of information available about ChampionX, would be material. Material information is often thought of as the type of information that might affect a company’s stock price or the volume of trading in the stock.

Examples of material information include:

•Earnings estimates or financial results for any period – good or bad,
•A significant expansion or curtailment of operations,
•Significant new services or products,
•A significant change in the Company’s pricing or cost structure,
•The gain or loss of a significant customer or supplier,
•The existence of severe liquidity problems,
•An important financing transaction, such as a significant drawdown on a credit facility or a securities offering,
•A change in dividend policy, the declaration of a stock split or the establishment of a repurchase program for Company securities,
•Mergers, tender offers or acquisitions of other companies or significant joint ventures,
•Significant investments or purchases or sales of assets,
•A change in management or a change in the Company’s independent auditor,
•Significant cybersecurity incidences, and
•Developments regarding pending, threatened or ongoing significant litigation or government investigations or the resolution of any such litigation or government investigation.

Other information may constitute material nonpublic information. If you are in doubt about the materiality of any information, you should contact the ChampionX Law Department.

“Nonpublic” information is any information that has not been disclosed in a manner that makes it available to investors generally, such as by the issuance of a press release or by disclosure in an annual or quarterly report to shareholders. Even after information is made available to investors generally, it continues to be considered nonpublic until investors have had a reasonable period of time to react to the information. Generally, one full trading day following announcement is sufficient for information to be considered public. Note that rumors, even if generally circulated in the media or on the Internet, are not acceptable forms of “public disclosure.” Any information you have about

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Exhibit 19.1
the subject of a rumor is considered to be nonpublic information until ChampionX publicly discloses that information.

Consequences of Insider Trading Violations

These are very serious matters. Trading in securities when you are aware of material nonpublic information is illegal and can result in jail sentences as well as civil penalties. In addition, employees who violate this Policy may be subject to disciplinary action by the Company, up to and including dismissal for cause. If you have any question or doubt about the applicability or interpretation of this Policy or the propriety of any desired action, please seek clarification from the ChampionX Law Department. Do not try to resolve uncertainties on your own.

Questions on this Policy

Any inquiries regarding this Policy should be directed to the ChampionX Law Department at general.counsel@ChampionX.com.

Adopted by the Board of Directors effective as of February 27, 2023

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Exhibit 19.1

CHAMPIONX CORPORATION

ADDENDUM TO SECURITIES TRADING POLICY FOR DIRECTORS, OFFICERS AND CERTAIN OTHER EMPLOYEES
Directors, officers (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Designated Persons (as defined below) of ChampionX Corporation and its subsidiaries (collectively, “covered persons”) are subject to additional restrictions and requirements with respect to trading in ChampionX securities in order to assist the Company in the administration of its Securities Trading Policy, facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, avoid even the appearance of an improper transaction and to preserve the Company’s reputation for adhering to the highest standards of conduct.

“Designated Persons” are (i) all persons who assist in the preparation of, receive or have access to the Company’s: (a) monthly consolidated financial results, (b) liquidity or long-term forecasts, (c) drafts of quarterly or annual earnings releases, (d) drafts of quarterly or annual reports filed with the Securities and Exchange Commission or (e) drafts of presentations to debt or equity securities analysts; (ii) administrative assistants to officers (as defined in Rule 16a-1 under the Exchange Act) and Designated Persons; and (iii) any other person that the General Counsel designates from time to time to be a Designated Person for purposes of this Policy. The Designated Persons have been notified in writing by the ChampionX Law Department that they are bound by these additional restrictions and requirements.

These additional restrictions and requirements also apply to the immediate family members of the covered persons and others who live in their homes, as well as any trust, partnership, or other entity in which the covered person, their immediate family members, or others living in their home, has or shares control.

ChampionX’s Blackout Period Policy

ChampionX has adopted a “blackout period” policy applicable to covered persons during which time covered persons may not trade in ChampionX securities. Regularly scheduled blackout periods will occur each fiscal quarter and include the period beginning on the tenth calendar day of the third fiscal month of each quarter and continue until the day that is one full trading day following the public release of that quarter’s earnings.

From time to time, there may be material developments concerning ChampionX (such as pending discussions regarding a material transaction or an important product or service development) for which the ChampionX Law Department will impose an event-specific blackout period during which time covered persons may not trade in ChampionX securities. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

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Exhibit 19.1
Even if a regularly scheduled or event-specific blackout period is not in effect, covered persons are prohibited from trading in ChampionX securities if they are aware of material nonpublic information concerning the Company.

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The only exception to these prohibitions is (i) if the trade is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan (see below for a discussion of Rule 10b5-1 plans) or (ii) you have received express permission from the General Counsel. Transactions that may be necessary or justifiable for exceptional reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances.

Pre-Clearance for Trading

ChampionX’s directors and officers (collectively, “reporting persons”) are required to notify the ChampionX Law Department prior to trading ChampionX securities, even outside of a blackout period. Reporting persons should contact the General Counsel at general.counsel@championx.com for pre-clearance. This pre-clearance requirement does not apply to any trade made under a Rule 10b5-1 plan.

When a request for pre-clearance is made, the reporting person should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the General Counsel. Even if a proposed transaction receives pre-clearance approval, you still may not enter into the transaction if you are aware of material nonpublic information. Neither the General Counsel, her designee nor the Company shall be liable for clearing a transaction when you are aware of material nonpublic information, nor for lost profits or opportunities as a result of a failure to timely pre-clear a transaction.

Clearance of a transaction is valid only for a five-trading day period. If the transaction order is not placed within that five-trading day period, clearance for the transaction must be re-requested. If clearance of the transaction is denied, the fact of such denial must be kept confidential by you.

Reporting of Trading

All reporting persons must submit to the General Counsel a copy of any trade order or confirmation relating to the purchase, sale, gift, donation or contribution of ChampionX securities, including any transaction under a Rule 10b5-1 plan, before the close of business on the day of the execution of the transaction. This will enable the ChampionX Law Department to assist reporting persons with their reporting obligations under the U.S. securities laws.

Trading During Blackout Periods / Rule 10b5-1 Trading Plans

A Rule 10b5-1 plan is a trading plan that you can set up with a third party (such as a broker) to trade a predetermined number of shares within a predetermined period of time and within predetermined price ranges. The plan must be adopted in good faith (i.e., not as part of a scheme to evade the prohibitions of the U.S. securities laws) at a time when you are not aware of material nonpublic information concerning the Company. If the plan is adopted in accordance with these and other requirements of Rule 10b5-1 under the Exchange Act, it serves as an affirmative defense against liability under the U.S. securities laws for insider trading. Rule 10b5-1 plans are often used by officers and directors because such individuals are frequently in possession of material nonpublic information. It is the Company’s policy that trades may be made pursuant to a Rule 10b5-1 plan provided that (i) such plan meets the requirements of Rule 10b5-1, (ii) adoption of the plan was

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Exhibit 19.1

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Exhibit 19.1
expressly authorized by a member of the ChampionX Law Department, and (iii) the plan was not adopted during a “blackout period.” Furthermore, any modification or termination of a pre-approved Rule 10b5-1 plan must be expressly authorized by a member of the ChampionX Law Department and cannot occur during a “blackout period” or while you are otherwise aware of any material nonpublic information concerning the Company.

Reporting persons must take special care to report to the General Counsel any transactions under a Rule 10b5-1 plan. Because a Rule 10b5-1 plan allows you to specify future conditions that trigger a trade, you may not even be aware that a transaction has taken place and you may not be able to comply with the Securities and Exchange Commission’s requirement that you report your transaction within two business days after its execution. Therefore, for reporting persons, a transaction executed according to a Rule 10b5-1 plan is not permitted unless the Rule 10b5-1 plan requires your broker to notify the Company before the close of business on the day of the execution of the transaction.

If you would like to discuss the possible use of a Rule 10b5-1 plan, please contact the General Counsel. Requests for authorization to enter into, modify or terminate a Rule 10b5-1 plan should be submitted to the ChampionX Law Department at least five business days prior to execution of such plan, modification or termination.

Special Note Regarding Equity-Based Compensation

This Policy does not apply to (i) the exercise of a stock option granted by the Company or to the vesting of restricted stock or restricted stock units granted by the Company or (ii) the exercise of a tax withholding right pursuant to which you have elected to have the Company withhold shares subject to an award to satisfy tax withholding obligations. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy tax withholding obligations.

Hedging and Pledging ChampionX Securities

Covered persons may not purchase or sell financial instruments or derivative securities (including short sales, options, puts, calls, straddles, prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the ChampionX securities they hold.

In addition, reporting persons may not pledge ChampionX securities as collateral for a loan or other obligation, or hold ChampionX securities in a margin account. An exception to the prohibition on pledging may be granted by the General Counsel where a person wishes to pledge ChampionX securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. If you would like to discuss the possible pledge of ChampionX securities, please contact the General Counsel.

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Exhibit 19.1

Obligations Under this Policy After Termination of Service

This Policy continues in effect for all covered persons whose service to the Company terminates during a blackout period until the end of such blackout period, except that, unless notified otherwise by the Company, reporting persons must continue to report any trades of ChampionX securities to the General Counsel for six months after the termination of their service as a director or officer.

Adopted by the Board of Directors effective as of February 27, 2023

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